Exhibit 10.8

WORK AGREEMENT

BETWEEN THE UNDERSIGNED:

The company EUROXA, a French company with limited liability, with a registered capital of 25 000 euros, the registered office of which is located 78, avenue Anatole France, 92700 Colombes, registered with the Registry of Commerce and Companies under the number 480 619 022 RCS Nanterre.

Here represented by Mr. Steve REMONDI, acting as co-Manager of the said company, with all due powers to sign this agreement,

Hereinafter referred to as the “Company”,

FOR THE FIRST PART

AND

Mr. Jean-Paul ROUX

living in [REDACTED]

a French citizen, the Social security number of whom is [REDACTED]

Hereinafter referred to as “the employee”

FOR THE SECOND PART.

THE FOLLOWING WAS AGREED UPON

ARTICLE 1: HIRING

1.1.	The employee is hired by the Company, a subsidiary of the company EXA CORPORATION, as Vice President Europe, for an indeterminate period of time from 29 April 2005, provided the medical examination he will be subject to enables him to be hired. The employee states that he is free from any other engagement.

1.2.	The employee will not be subject to a probationary period.

1.3.	The seniority of the employee will be calculated from 15 October 2001, because of the consideration of his seniority within another company of the same group.

1.4.	This position is an executive position, with position 3.3 – coefficient 270 – of the Collective Bargaining of Technical Studies Offices, Engineering Consultants and Consulting Companies applicable to the Company.

ARTICLE 2: FUNCTIONS

2.1.	As Vice President Europe, the missions of the employee will essentially be:

•	to be head of sales of the Company;

•	to supervise sales and/or technical teams;

•	to supervise administrative and financial teams according to the reporting regulations defined by EXA CORPORATION;

•	the application of the sales strategy defined by EXA CORPORATION.

2.2.	The employee will need to be diligent in the missions granted to him by this agreement and will make his best efforts and use his best capacities to achieve them.

2.3.	The employee will be responsible for missions in the following countries: France, Belgium, the Netherlands, Luxemburg, Switzerland, the United Kingdom, Spain, Portugal, Sweden, Norway, Finland, Germany, Austria and Italy.

2.4.	The employee works directly with the clients and should make his best efforts to create close relations with them.

2.5.	The employee will report to Mr. Steve REMONDI, hereinafter referred to as “the Hierarchical Supervisor”.

ARTICLE 3: WORK ORGANISATION

As “Managing Executive” for the application of the existing provisions regarding the duration of work, the employee is not subject to the legal, statutory or conventional provisions regarding the duration of work, the daily and weekly rests, the legal holidays, and the solidarity day.

ARTICLE 4: PLACE OF WORK – MOBILITY

4.1.	The employee will exercise his functions at the headquarters of the Company.

4.2.	For reasons regarding the organisation of the Company, the Company may be led to modify the place of work of the employee within departments in and around Paris (75, 92, 78, 93, 94 et 95).

4.3.	The employee will be led to travelling in France and abroad for the exercise of his functions.

ARTICLE 5: COMPENSATION

5.1.	The employee will receive an annual base salary (exclusive of commissions) calculated for twelve months of a gross amount of 221.600,00 —, or 18.466,67 — a month.

5.2.	In addition to this salary, the employee will receive commissions based on the achievement of annual sales objectives. These objectives will be set each year upon mutual agreement between the Hierarchical Supervisor and the employee. Each year, a minimum annual amount of commissions is guaranteed to the employee. This guaranteed minimum will be paid in part during the said year and the remaining balance due at the end of the year will be paid in March of the following year. For 2005, the minimum amount of commissions guaranteed to the employee is a gross amount of 100,000 —.

5.3	The base salary and the commissions make up the global compensation.

5.4.	In addition to this global compensation (base salary and commissions), and to compensate the constraints linked with his travels abroad because of his salaried functions, the employee will receive an additional compensation called “expatriation bonus”.

The maximum annual gross amount of the expatriation bonus paid to the employee may not exceed 30% of his global compensation.

The calculation of the expatriation bonus will be made according to the table implemented by the company according to the countries of stay:

For travels in Europe:

a gross amount of 600 euros per day abroad.

For travels on all the other continents:

a gross amount of 900 euros per day abroad.

The expression “day abroad” means any day of fraction of day, which will be considered as a full day, whether it is a working day, a worked day, a Sunday, a legal holiday, as well as the days or parts of days used travelling within the travelling period.

The travels made abroad by the employee because of periodical internal meetings of the company or the group will not be eligible to the expatriation bonus.

In practice, the employee will be paid a lump sum as an advance on his expatriation bonus of a monthly gross amount of 932 euros. The amount of this advance may be modified over time, without the necessity to sign an amendment to his work agreement.

At the end of each civil year, a precise calculation will be made of the effective days of travel, and the expatriation bonus will be regularised, leading, if need be, to an additional payment within the first months of the following year.

For each mission abroad, a photocopy of the justifications (expense notes, plane tickets, professional diary, etc.) will need to be kept by the employee. The company will to keep an updated document of all travels of the employee.

ARTICLE 6: PAID HOLIDAYS

The employee will have six weeks of paid holidays a year, calculated in working days, from Monday to Saturday.

ARTICLE 7: SOCIAL ADVANTAGES

7.1.	Social security: affiliation and registration

The employee is affiliated to the French social security regime. In this respect, the Company will carry out the necessary formalities for his registration, through the firm Catimel (in Saint-Germain-en-Laye) or through any other consultant firm.

7.2.	Payment of social security contributions

The Company will pay all the social security contributions, as well as all other contributions due in application of the law and decisions from the French administration because of this work agreement.

The Company will take exclusive charge of the employer part of the social contributions, whereas the employee part of the said contributions will be withheld from the gross amount of the salary due to the employee.

7.3.	Contingency fund – Health – Retirement

As an executive, the employee will benefit, as from his hiring by the Company, of all complementary contingency, health and retirement funds granted to executives.

As from the affiliation of the employee with these complementary contingency, health and retirement funds, the Company will give the employee the names and addresses of the various funds to which he will be affiliated.

The cost of this affiliation will be supported by the Company within the limits provided by the Collective Bargaining.

As from his hiring, the employee will also be affiliated with the company GENERALI France Assurance Vie - 76 rue Saint-Lazare - 75009 Paris, or with any other similar company, in order to benefit from a complementary health and contingency fund.

The cost of this complementary fund will be supported by the company within the following limits:

3,5% of the [gross (provided Mr. Roux confirms it)] amount of the part of the salary paid to the employee within the limit of Bracket A defined by French social security law;

4,5% of the [gross (provided Mr. Roux confirms it)] amount of the part of the salary paid to the employee within the limit of Bracket B defined by French social security law;

4,5% of the [gross (provided Mr. Roux confirms it)] amount of the part of the salary paid to the employee within the limit of Bracket C defined by French social security law;

all of this increased by a fixed annual contribution of 1.650 —.

ARTICLE 8: PROFESSIONAL EXPENSES

All professional expenses made by the employee will be refunded by the Company according to the conventional regulations and within the limits set by the application regulations within the Company.

ARTICLE 9 : TERMINATION OF THE AGREEMENT – NOTICE PERIOD – INDEMNITIES

Each of the parties to this agreement may terminate it, according to the applicable legislation and regulations, except in case of grave or serious fault, by informing the other party by registered letter with receipt and a three month notice period.

In case of termination of this agreement upon the initiative of the Company, or in case the employee acts the termination of his work agreement, or in case of forced resignation or of a legal claim by the employee of the termination of his work agreement, the Company will pay the employee, in addition to legal and/or conventional indemnities to which he would be entitled, a complementary dismissal indemnity equal to five months of gross salary.

The amount of this complementary indemnity will be calculated on the basis of a twelfth of the global compensation received by the employee during the last twelve months before the termination of the work agreement.

This complementary indemnity will be paid in one payment on the day he leaves the Company effectively.

ARTICLE 10: EXCLUSIVITY

10.1.	During all the execution of his work agreement, the employee undertakes to reserve the exclusivity of his professional activities to the Company. The employee will not interest himself directly or indirectly to a company in competition with the Company or to work in any possible way with such a company.

10.2.	The parties have agreed that this prohibition extends to any creation of business, participation, consulting or any other assistance, carried out by the employee himself or by his spouse, his close relatives or any other intermediary.

10.3.	The companies listed in Annex 1 are considered as competitors of the Company, as well as their subsidiaries or parent companies, direct or indirect, carrying out the same activities.

10.4.	The employee also undertakes, in application of this exclusivity obligations, not to carry out any paid professional activity for another company, even if it is not a possible competitor of the Company.

10.5.	Any breach of the obligations incurred by this exclusivity clause could lead to the termination of this agreement for grave fault.

ARTICLE 11: CONFIDENTIALITY – PROFESSIONAL SECRET

11.1.	The employee undertakes to respect the strictest confidentiality of the data he will have been able to receive in the exercise of his functions or because of his presence in the Company.

11.2.	The employee may not disclose these data to third parties, except within the exercise of his functions or after receiving a prior written consent of his Hierarchical Supervisor.

11.3.	The confidentiality and professional secret obligations apply during the whole duration of the work agreement and will continue to be applicable after its termination for whatever cause.

11.4.	The attention of the employee is expressly drawn upon the right that the Company reserves to seek legal action against him in case of breach of these obligations.

ARTICLE 12: NON COMPETITION

12.1.	Regarding the nature of the current functions of the employee, of his great experience, of the technical specificities used in the Company, of the very competitive market in which the Company works, it is agreed, in case of termination of this agreement, that the employee will not interest himself, in whatever way, directly or indirectly, to an activity in competition with this of the Company, and be employed by a competitor of the Company.

The companies listed in Annex 1 are considered as competitors of the Company, as well as their subsidiaries or parent companies, direct or indirect, carrying out the same activities.

12.2.	This prohibition of competition is limited to one year from the effective termination date of the agreement and will apply to competitors listed in Annex 1, and in all of France, as well as to their subsidiaries or parent companies, direct or indirect, carrying out the same activities and located in France.

12.3.	In compensation for this non-competition obligation, the employee will receive, as from the effective termination date of his work agreement, and during the application period of the provision, a monthly gross indemnity of an amount equal to a third of his average gross base salary of the last twelve months.

12.4.	The Company reserves the right to free the employee of his non-competition provision upon its own will, and, therefore, to free itself from the payment of the indemnity. In such a case, the Company undertakes to inform the employee in writing, within 15 days from the notification of the termination.

12.5.	In case of breach of this prohibition, the employee will be subject to the payment of a fixed indemnity equal to the compensation of his last three months of activity per breach, the Company still being able to claim the termination of the competitive activity and damages for its whole prejudice.

ARTICLE 13: INTELLECTUAL PROPERTY

The employee undertakes to sign and respect the provisions of the agreement on the protection of intellectual property rights included in Annexe 2 to the current agreement.

ARTICLE 14: MISCELLANEOUS

14.1.	Applicable law

The conclusion, execution and/or termination of this work agreement are subject to the application and interpretation of French law.

14.2.	Jurisdiction

Any difficulties regarding the conclusion, execution and/or termination of this work agreement that could not be solved amicably between the Company and the employee will be subject to the competent French courts.

Done in Paris

On January 10, 2006

In two copies

/s/ Steve Remondi	/s/ Jean Paul ROUX
For the company EUROXA	Mr. Jean Paul ROUX
Mr. Steve Remondi

ANNEX 1

COMPETITORS (ACTIVITIES AND COMPANIES)

Fluent Inc.

[ ]
[ ]

Adapco

[ ]
[ ]

(iii) Computational Dynamics Ltd.

[ ]
[ ]

(iv) AEA Technology Ltd.

[ ]
à

(v) ESI Group

[ ]
[ ]

(v) AVL

[ ]
[ ]

ANNEX 2

AGREEMENT ON INTELLECTUAL PROPERTY RIGHTS

Because of my work agreement with the Company, and the payment by it, as long as I will remain its employee, of an inventor compensation for the specific transfer to the Company of (i) all patent rights on my inventions and (ii) all author rights the Company does not have because of the applicable law or Collective Bargaining,

A. I hereby transfer to the Company all my rights, titles and interests on all inventions, discoveries, graphic creations, improvements, methods, processes, programmes and other data processing accessories and related data, elements of information, documentation and all other intellectual works (hereinafter referred to collectively as “Intellectual Property”), protected by a patent or that may or may not be patented, author rights or any other protection that I would do, create, develop, write or conceive as long as I am an employee of the Company, whether during my usual working hours or not, alone or with another employee, in total or in part and that:

1. have a link with the field of activities of the Company at that time, and/or

2. have occurred during the execution of my employment, or

3. have been realised using working time, equipment, confidential or private elements of information or installations of the Company or of any other of the companies belonging to the same group.

B. I specifically exclude from the field of this agreement the Intellectual Property mentioned in paragraph G hereunder, which belongs to me personally and which is briefly described in an annex to this agreement, and that will be initialled by myself and a representative of the Company. Any other Intellectual Property that I would be led to create, develop, write or conceive and that will not be listed in paragraph G will be considered as having been created, developed, written or conceived by myself within my employment by the Company and transferred to it, insofar as the other conditions listed in paragraph A apply to the said Intellectual Property.

C. Moreover, I undertake, for the benefit of the Company, but without any financial charge for it, except from the expenses incurred by the formalisation of this agreement:

1. to reveal at once all Intellectual Property to the Company,

2. to formalise and sign at once upon request from the Company, any contract or transfer agreement to it of any right, title and interest on any Intellectual Property, included any priority right resulting from a patent or author right, and

3. to do anything that will appear reasonably necessary to allow the Company to get patents, author rights and other forms of protection of the said Intellectual Property for the United States and any other countries.

D. Except within the usual execution of the activities of the Company or after getting a written consent from it, I undertake to keep secret and not to publish, disclose or use, nor authorise anyone to publish, disclose or use, whether during the execution of my work agreement or afterwards, any private or confidential element of information that I may get, learn, develop or create in any way because of my employment with the Company, including any private or confidential element of information regarding clients, suppliers, partners of the Company in any way, and, when my employment will come to an end, to give back all documents and files regarding the said elements of information to the Company.

E. I also accept that the provisions of this agreement:

1. are subject to French law and the applicable Collective Bargaining,

2. bind my heirs, executors, administrators and eligible persons,

3. are considered as independent from one another and that the invalidity of a provision does not affect the validity of any one of the other provisions, and

4. cannot be considered as imposing or implying the duration or other terms and conditions of my employment with the Company.

F. I acknowledge that a copy of this agreement was given to me on this day.

G. The list of Intellectual Property excluded from the field of this agreement is the following: (write “none” if such is the case)

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For the employee

/s/ Jean-Paul Roux	January 10, 2006
Jean-Paul ROUX	Date
Vice President Europe

For EUROXA

/s/ Stephen A. Remondi	Stephen A. Remondi
Signature	Name
(in capital letters)

January 10, 2006	CEO
Date	Functions